As filed with the Securities and Exchange Commission on June 12, 2015
Securities Act File No. 333-201692

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☒

Pre-Effective Amendment No. ☐

Post-Effective Amendment No. 2

Voya Mutual Funds

(Exact Name of Registrant as Specified in Charter)

7337 East Doubletree Ranch Road, Suite 100, Scottsdale, Arizona 85258-2034
(Address of Principal Executive Offices) (Zip Code)

1-800-262-3862
(Registrant’s Area Code and Telephone Number)

Huey P. Falgout, Jr.

Voya Investment Management

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258-2034

(Name and Address of Agent for Service)

With copies to:

Elizabeth J. Reza, Esq.

Ropes & Gray

Prudential Tower

800 Boylston Street

Boston, MA 02199

It is proposed that this filing will become effective immediately, pursuant to Rule 462(d)

under the Securities Act of 1933, as amended.

No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended.

Title of Securities Being Registered: Class A, Class I, and Class W of Voya Global Value Advantage Fund

EXPLANATORY NOTE

The purpose of this filing is to file as an exhibit the opinion of counsel supporting the tax matters and consequences to shareholders in connection with the reorganization of Voya Global Natural Resources Fund, a series of Voya Mutual Funds, with and into Voya Global Value Advantage Fund, a series of Voya Mutual Funds, as required by Item 16(12) of Form N-14. Parts A and B of this Registration Statement are incorporated by reference to the Proxy Statement/Prospectus and Statement of Additional Information which were filed on EDGAR on March 2, 2015 (File No. 333-201692).

Voya Mutual Funds

(“Registrant”)

PART C:

OTHER INFORMATION

ITEM 15. INDEMNIFICATION

Article 5.2 of the Amended and Restated Declaration of Trust provides for the indemnification of Registrant’s Trustees, officers, employees, and agents against liabilities incurred by them in connection with the defense or disposition of any action or proceeding in which they may be involved or with which they may be threatened, while in office or thereafter, by reason of being or having been in such office, except with respect to matters as to which it has been determined that they acted with willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of their office (“disabling conduct”).

Section 7 of Registrant’s Administration Agreement provides for the indemnification of Registrant’s Administrator against all liabilities incurred by it in performing its obligations under the agreement, except with respect to matters involving its disabling conduct.

Section 9 of Registrant’s Distribution Agreement provides for the indemnification of Registrant’s Distributor against all liabilities incurred by it in performing its obligations under the Agreement, except with respect to matters involving its disabling conduct.

Section 4 of the Shareholder Service Agreement provides for the indemnification of Registrant’s Distributor against all liabilities incurred by it in performing its obligations under the Agreement, except with respect to matters involving its disabling conduct.

Registrant has obtained from a major insurance carrier a trustees’ and officers’ liability policy covering certain types of errors and omissions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (“1933 Act”) may be permitted to trustees, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such trustee, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it, is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

1.	(a) Amended and Restated Declaration of Trust of Voya Mutual Funds dated June 3, 2004 – Filed as an Exhibit to Post-Effective Amendment No. 102 to the Registrant’s Form N-1A Registration Statement on September 8, 2004 and incorporated herein by reference.

(b)     Amendment No. 1 dated September 2, 2004 to the Amended and Restated Declaration of Trust (Class I shares for ING Global Real Estate Fund) – Filed as an Exhibit to Post-Effective Amendment No. 102 to the Registrant’s Form N-1A Registration Statement on September 8, 2004 and incorporated herein by reference.

(c)     Amendment No. 2 dated January 31, 2005 to the Amended and Restated Declaration of Trust (ING International Value Choice Fund) – Filed as an Exhibit to Post-Effective Amendment No. 106 to the Registrant’s Form N-1A Registration Statement on January 25, 2005 and incorporated herein by reference.

(d)     Amendment No. 3 dated February 1, 2005 to the Amended and Restated Declaration of Trust (name change – ING Global Value Choice Fund, formerly ING Worldwide Growth Fund) – Filed as an Exhibit to Post-Effective Amendment No. 106 to the Registrant’s Form N-1A Registration Statement on January 25, 2005 and incorporated herein by reference.

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(e)     Amendment No. 4 dated March 1, 2005 to the Amended and Restated Declaration of Trust (name change – ING International SmallCap Fund, formerly ING International SmallCap Growth Fund) – Filed as an Exhibit to Post-Effective Amendment No. 110 to the Registrant’s Form N-1A Registration Statement on September 30, 2005 and incorporated herein by reference.

(f)     Amendment No. 5 dated April 29, 2005 to the Amended and Restated Declaration of Trust (Class I shares for ING Global Value Choice Fund and ING International Value Choice Fund) – Filed as an Exhibit to Post-Effective Amendment No. 110 to the Registrant’s Form N-1A Registration Statement September 30, 2005 and incorporated herein by reference.

(g)     Amendment No. 6 dated September 1, 2005 to the Amended and Restated Declaration of Trust (ING Emerging Markets Debt Fund and ING Greater China Fund) – Filed as an Exhibit to Post-Effective Amendment No. 110 to the Registrant’s Form N-1A Registration Statement on September 30, 2005 and incorporated herein by reference.

(h)     Amendment No. 7 dated September 30, 2005 to the Amended and Restated Declaration of Trust (Class O shares for ING Global Equity Dividend Fund and ING Global Real Estate Fund) - Filed as an Exhibit to Post-Effective Amendment No. 110 to the Registrant’s Form N-1A Registration Statement on September 30, 2005 and incorporated herein by reference.

(i)     Amendment No. 8 dated November 1, 2005 to the Amended and Restated Declaration of Trust (ING Diversified International Fund, ING Index Plus International Equity Fund, and ING International Capital Appreciation Fund) – Filed as an Exhibit to Post-Effective Amendment No. 111 to the Registrant’s Form N-1A Registration Statement on December 6, 2005 and incorporated herein by reference.

(j)     Amendment No. 9 dated November 10, 2005 to the Amended and Restated Declaration of Trust (ING International Real Estate Fund) – Filed as an Exhibit to Post-Effective Amendment No. 111 to the Registrant’s Form N-1A Registration Statement on December 6, 2005 and incorporated herein by reference.

(k)     Amendment No. 10 dated March 16, 2006 to the Amended and Restated Declaration of Trust (ING Global Bond Fund) – Filed as an Exhibit to Post-Effective Amendment No. 116 to the Registrant’s Form N-1A Registration Statement on June 19, 2006 and incorporated herein by reference.

(l)     Amendment No. 11 dated May 25, 2006 to the Amended and Restated Declaration of Trust – Filed as an Exhibit to Post-Effective Amendment No. 116 to the Registrant’s Form N-1A Registration Statement on June 19, 2006 and incorporated herein by reference.

(m)    Amendment No. 12 dated July 13, 2006 to the Amended and Restated Declaration of Trust (Class R shares for ING Diversified International Fund) – Filed as an Exhibit to Post-Effective Amendment No. 117 to the Registrant’s Form N-1A Registration Statement on August 14, 2006 and incorporated herein by reference.

(n)     Amendment No. 13 dated October 9, 2006 to the Amended and Restated Declaration of Trust (name change - ING Global Natural Resources Fund, formerly ING Precious Metals Fund) – Filed as an Exhibit to Post-Effective Amendment No. 119 to the Registrant’s Form N-1A Registration Statement on December 7, 2006 and incorporated herein by reference.

(o)     Amendment No. 14 dated November 9, 2006 to the Amended and Restated Declaration of Trust (ING International Value Opportunities Fund) – Filed as an Exhibit to Post-Effective Amendment No. 119 to the Registrant’s Form N-1A Registration Statement on December 7, 2006 and incorporated herein by reference.

(p)     Amendment No. 15 dated November 9, 2006 to the Amended and Restated Declaration of Trust (authority to reclassify, reorganize, recapitalize, or convert issued or unissued interests of any class into interests of one or more other classes) – Filed as an Exhibit to Post-Effective Amendment No. 121 to the Registrant’s Form N-1A Registration Statement on February 23, 2007 and incorporated herein by reference.

(q)    Amendment No. 16 dated November 9, 2006 to the Amended and Restated Declaration of Trust (abolishing Class M shares for ING Emerging Countries Fund) – Filed as an Exhibit to Post-Effective Amendment No. 121 to the Registrant’s Form N-1A Registration Statement on February 23, 2007 and incorporated herein by reference.

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(r)     Amendment No. 17 dated February 28, 2007 to the Amended and Restated Declaration of Trust (name change - ING International Growth Opportunities Fund, formerly ING International Fund) – Filed as an Exhibit to Post-Effective Amendment No. 121 to the Registrant’s Form N-1A Registration Statement on February 23, 2007 and incorporated herein by reference.

(s)     Amendment No. 18 dated March 2, 2007 to the Amended and Restated Declaration of Trust (ING International Equity Dividend Fund) – Filed as an Exhibit to Post-Effective Amendment No. 124 to the Registrant’s Form N-1A Registration Statement on July 27, 2007 and incorporated herein by reference.

(t)     Amendment No. 19 dated July 12, 2007 to the Amended and Restated Declaration of Trust (ING Asia-Pacific Real Estate Fund, ING European Real Estate Fund, and Class I shares for ING Global Equity Dividend Fund; and ING Global Natural Resources Fund; and Class O shares for ING Index Plus International Equity Fund) – Filed as an Exhibit to Post-Effective Amendment No. 124 to the Registrant’s Form N-1A Registration Statement on July 27, 2007 and incorporated herein by reference.

(u)    Amendment No. 20 dated September 12, 2007 to the Amended and Restated Declaration of Trust (Class W shares for ING Diversified International Fund, ING Emerging Countries Fund, ING Foreign Fund, ING Global Equity Dividend Fund, ING Global Natural Resources Fund, ING Global Real Estate Fund, ING International Equity Dividend Fund, ING International Real Estate Fund, and ING International SmallCap Fund) – Filed as an Exhibit to Post-Effective Amendment No. 128 to the Registrant’s Form N-1A Registration Statement on November 9, 2007 and incorporated herein by reference.

(v)     Amendment No. 21 dated December 17, 2007 to the Amended and Restated Declaration of Trust (name change – ING International SmallCap Multi-Manager Fund, formerly ING International SmallCap Fund) – Filed as an exhibit to Post-Effective Amendment No. 131 to the Registrant’s Form N-1A Registration Statement on February 27, 2008 and incorporated herein by reference.

(w)    Amendment No. 22 dated May 30, 2008 to the Amended and Restated Declaration of Trust (Class O shares for ING Diversified International Fund, ING Global Bond Fund, ING Greater China Fund, and ING International SmallCap Multi-Manager Fund) – Filed as an Exhibit to Post-Effective Amendment No. 132 to the Registrant’s Form N-1A Registration Statement on June 4, 2008 and incorporated herein by reference.

(x)     Plan of Liquidation and Dissolution of Series with respect to ING International Value Opportunities Fund effective August 1, 2008 – Filed as an exhibit to Post-Effective Amendment No. 152 to the Registrant’s Form N-1A Registration Statement on September 30, 2011 and incorporated herein by reference.

(y)     Amendment No. 23 effective September 27, 2008 to the Amended and Restated Declaration of Trust (dissolution of ING International Value Opportunities Fund) – Filed as an Exhibit to Post-Effective Amendment No. 134 to the Registrant’s Form N-1A Registration Statement on February 26, 2009 and incorporated herein by reference.

(z)     Amendment No. 24 dated March 27, 2009 to the Amended and Restated Declaration of Trust (Class Q shares for ING International Capital Appreciation Fund) – Filed as an Exhibit to Post-Effective Amendment No. 135 to the Registrant’s Form N-1A Registration Statement on May 29, 2009 and incorporated herein by reference.

(aa)  Amendment No. 25 dated May 14, 2009 to the Amended and Restated Declaration of Trust (Class W shares for ING Global Bond Fund, ING Global Value Choice Fund, and ING International Value Choice Fund) – Filed as an Exhibit to Post-Effective Amendment No. 135 to the Registrant’s Form N-1A Registration Statement on May 29, 2009 and incorporated herein by reference.

(bb)  Plan of Liquidation and Dissolution of Series with respect to ING Disciplined International SmallCap Fund effective July 13, 2009 – Filed as an exhibit to Post-Effective Amendment No. 152 to the Registrant’s Form N-1A Registration Statement on September 30, 2011 and incorporated herein by reference.

(cc)   Plan of Liquidation and Dissolution of Series with respect to ING Emerging Markets Fixed Income Fund effective July 13, 2009 – Filed as an exhibit to Post-Effective Amendment No. 152 to the Registrant’s Form N-1A Registration Statement on September 30, 2011 and incorporated herein by reference.

(dd)  Amendment No. 26 effective August 10, 2009 to the Amended and Restated Declaration of Trust (dissolution of ING International Growth Opportunities Fund) – Filed as an Exhibit to Post-Effective Amendment No.

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137 to the Registrant’s Form N-1A Registration Statement on September 29, 2009 and incorporated herein by reference.

(ee)   Amendment No. 27 effective August 21, 2009 to the Amended and Restated Declaration of Trust (dissolution of ING Disciplined International SmallCap Fund and ING Emerging Markets Fixed Income Fund) – Filed as an Exhibit to Post-Effective Amendment No. 137 to the Registrant’s Form N-1A Registration Statement on September 29, 2009 and incorporated herein by reference.

(ff)    Amendment No. 28 dated September 10, 2009 to the Amended and Restated Declaration of Trust (Class I shares for ING Russia Fund) – Filed as an Exhibit to Post-Effective Amendment No. 137 to the Registrant’s Form N-1A Registration Statement on September 29, 2009 and incorporated herein by reference.

(gg)   Plan of Liquidation and Dissolution of Series with respect to ING International Equity Dividend Fund effective September 14, 2009 – Filed as an exhibit to Post-Effective Amendment No. 152 to the Registrant’s Form N-1A Registration Statement on September 30, 2011 and incorporated herein by reference.

(hh)   Amendment No. 29 effective October 13, 2009 to the Amended and Restated Declaration of Trust (Class W shares for ING International Capital Appreciation Fund) – Filed as an Exhibit to Post-Effective Amendment No. 139 to the Registrant’s Form N-1A Registration Statement on February 25, 2010 and incorporated herein by reference.

(ii)     Amendment No. 30 dated November 20, 2009 to the Amended and Restated Declaration of Trust (converting Class Q shares into Class W shares and abolishing Class Q shares for ING Foreign Fund, ING Global Natural Resources Fund, ING Global Value Choice Fund, ING International SmallCap Multi-Manager Fund, and ING Russia Fund) – Filed as an Exhibit to Post-Effective Amendment No. 139 to the Registrant’s Form N-1A Registration Statement on February 25, 2010 and incorporated herein by reference.

(jj)     Amendment No. 31, effective March 5, 2010, to the Amended and Restated Declaration of Trust (converting Class Q shares into Class W shares and abolishing Class Q shares for ING Emerging Countries Fund and ING International Capital Appreciation Fund) – Filed as an Exhibit to Post-Effective Amendment No. 140 to the Registrant’s Form N-1A Registration Statement on September 30, 2010 and incorporated herein by reference.

(kk)   Amendment No. 32 dated June 30, 2010 to Amended and Restated Declaration of Trust (name change – ING Global Opportunities Fund, formerly ING Foreign Fund) – Filed as an Exhibit to Post-Effective Amendment No. 140 to the Registrant’s Form N-1A Registration Statement on September 30, 2010 and incorporated herein by reference.

(ll)     Amendment No. 33 dated September 30, 2010 to the Amended and Restated Declaration of Trust (Class I shares for ING International Growth Fund) – Filed as an Exhibit to Post-Effective Amendment No. 142 to the Registrant’s Form N-1A Registration Statement on December 6, 2010 and incorporated herein by reference.

(mm) Plan of Liquidation and Dissolution of Series with respect to ING Asia-Pacific Real Estate Fund effective November 26, 2010 – Filed as an exhibit to Post-Effective Amendment No. 152 to the Registrant’s Form N-1A Registration Statement on September 30, 2011 and incorporated herein by reference.

(nn)  Plan of Liquidation and Dissolution of Series with respect to ING European Real Estate Fund effective November 26, 2010 – Filed as an exhibit to Post-Effective Amendment No. 152 to the Registrant’s Form N-1A Registration Statement on September 30, 2011 and incorporated herein by reference.

(oo)  Amendment No. 34 dated November 18, 2010 to the Amended and Restated Declaration of Trust (Class I shares for ING International Core Fund) – Filed as an Exhibit to Post-Effective Amendment No. 144 to the Registrant’s Form N-1A Registration Statement on January 24, 2011 and incorporated herein by reference.

(pp)   Amendment No. 35 dated May 19, 2011 to the Amended and Restated Declaration of Trust (Class R shares and Class W shares for certain ING Funds) – Filed as an Exhibit to Post-Effective Amendment No. 149 to the Registrant’s Form N-1A Registration Statement on July 28, 2011 and incorporated herein by reference.

(qq)  Amendment No. 36 dated July 15, 2011 to the Amended and Restated Declaration of Trust (ING Emerging Markets Equity Fund) – Filed as an Exhibit to Post-Effective Amendment No. 149 to the Registrant’s Form N-1A Registration Statement filed on July 28, 2011 and incorporated herein by reference.

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(rr)    Amendment No. 37 dated January 12, 2012 to the Amended and Restated Declaration of Trust (Class B shares for ING Emerging Markets Equity Fund) – Filed as an Exhibit to Post-Effective Amendment No. 157 to the Registrant’s Form N-1A Registration Statement on February 27, 2012 and incorporated herein by reference.

(ss)   Amendment No. 38 dated February 29, 2012 to the Amended and Restated Declaration of Trust (name change – ING International Small Cap Fund, formerly ING International SmallCap Multi-Manager Fund) – Filed as an Exhibit to Post-Effective Amendment No. 157 to the Registrant’s Form N-1A Registration Statement on February 27, 2012 and incorporated herein by reference.

(tt)    Plan of Liquidation and Dissolution of Series with respect to ING International Capital Appreciation Fund, effective January 17, 2012 – Filed as an Exhibit to Post-Effective Amendment No. 157 to the Registrant’s Form N-1A Registration Statement on February 27, 2012 and incorporated herein by reference.

(uu)  Amendment No. 39 dated July 12, 2012 to the Amended and Restated Declaration of Trust (ING Diversified Emerging Markets Debt Fund) – Filed as an Exhibit to Post-Effective Amendment No. 165 to the Registrant’s Form N-1A Registration Statement on October 31, 2012 and incorporated herein by reference.

(vv)   Amendment No. 40 effective July 23, 2012 to the Amended and Restated Declaration of Trust (dissolving ING Emerging Countries Fund) – Filed as an Exhibit to Post-Effective Amendment No. 165 to the Registrant’s Form N-1A Registration Statement on October 31, 2012 and incorporated herein by reference.

(ww)  Amendment No. 41 dated August 1, 2012 to the Amended and Restated Declaration of Trust (Class W shares for ING International Core Fund) – Filed as an Exhibit to Post-Effective Amendment No. 160 to the Registrant’s Form N-1A Registration Statement on August 7, 2012 and incorporated herein by reference.

(xx)   Amendment No. 42 dated September 6, 2012 to the Amended and Restated Declaration of Trust (Class R6 shares for ING Global Bond Fund and ING Global Real Estate Fund) – Filed as an Exhibit to Post-Effective Amendment No. 170 to the Registrant’s Form N-1A Registration Statement on December 21, 2012 and incorporated herein by reference.

(yy)   Amendment No. 43 dated November 14, 2012 to the Amended and Restated Declaration of Trust (name change – ING International Value Equity Fund, formerly ING Global Value Choice Fund) –Filed as an Exhibit to Post-Effective Amendment No. 170 to the Registrant’s Form N-1A Registration Statement on December 21, 2012 and incorporated herein by reference.

(zz)   Amendment No. 44 dated November 15, 2012 to the Amended and Restated Declaration of Trust (name change – ING Emerging Markets Equity Dividend Fund, formerly ING Greater China Fund) – Filed as an Exhibit to Post-Effective Amendment No. 170 to the Registrant’s Form N-1A Registration Statement on December 21, 2012 and incorporated herein by reference.

(aaa)  Amendment No. 45 dated November 29, 2012 to the Amended and Restated Declaration of Trust (Class P shares for ING Global Bond Fund) – Filed as an Exhibit to Post-Effective Amendment No. 167 to the Registrant’s Form N-1A Registration Statement on November 30, 2012 and incorporated herein by reference.

(bbb)  Amendment No. 46 dated January 10, 2013 to the Amended and Restated Declaration of Trust (ING Global Perspectives Fund) – Filed as an Exhibit to Post-Effective Amendment No. 174 to the Registrant’s Form N-1A Registration Statement on February 27, 2013 and incorporated herein by reference.

(ccc)  Plan of Liquidation and Dissolution of Series with respect to ING Index Plus International Equity Fund, effective December 7, 2012 – Filed as an Exhibit to Post-Effective Amendment No. 174 to the Registrant’s Form N-1A Registration Statement on February 27, 2013 and incorporated herein by reference.

(ddd)  Amendment No. 47 dated July 1, 2013 to the Amended and Restated Declaration of Trust (name change – ING Multi-Manager International Equity Fund, formerly ING International Growth Fund) – Filed as an Exhibit to Post-Effective Amendment No. 183 to the Registrant’s Form N-1A Registration Statement on December 16, 2013 and incorporated herein by reference.

(eee)  Amendment No. 48 effective July 15, 2013 to the Amended and Restated Declaration of Trust (dissolution of ING International Value Choice Fund) – Filed as an Exhibit to Post-Effective Amendment No. 183 to the Registrant’s Form N-1A Registration Statement on December 16, 2013 and incorporated herein by reference.

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(fff)   Amendment No. 49 dated November 21, 2013 to the Amended and Restated Declaration of Trust (Class A, Class B, Class C, Class O, Class R, and Class W shares for ING Multi-Manager International Equity Fund) – Filed as an Exhibit to Post-Effective Amendment No. 184 to the Registrant’s Form N-1A Registration Statement on February 26, 2014 and incorporated herein by reference.

(ggg)  Amendment No. 50 dated May 1, 2014 to the Amended and Restated Declaration of Trust (name change of each existing series of the Trust) – Filed as an Exhibit to Post-Effective Amendment No. 186 to the Registrant’s Form N-1A Registration Statement on July 14, 2014 and incorporated herein by reference.

(hhh) Amendment No. 51 dated May 22, 2014 to the Amended and Restated Declaration of Trust (Class R6 shares for Voya Global Real Estate Fund) – Filed as an Exhibit to Post-Effective Amendment No. 186 to the Registrant’s Form N-1A Registration Statement on July 14, 2014 and incorporated herein by reference.

(iii)    Amendment No. 52 effective October 1, 2014 to the Amended and Restated Declaration of Trust (abolition of Class B, Class C, and Class R shares of Voya Global Natural Resources Fund) – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

(jjj)    Amendment No. 53 effective November 24, 2014 to the Amended and Restated Declaration of Trust (dissolution of Voya Global Opportunities Fund) – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

(kkk)  Amendment No. 54 dated December 1, 2014 to the Amended and Restated Declaration of Trust (name change – Voya Global Value Advantage Fund, formerly Voya International Value Equity Fund) – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

2.	(a) Amended Bylaws of Registrant (Nicholas-Applegate Mutual Funds) dated December 18, 1992 - Filed as an Exhibit to Post-Effective Amendment No. 101 to the Registrant’s Form N-1A Registration Statement on February 13, 2004 and incorporated herein by reference.

(b)    Form of Amendment to Section 2.5 of Bylaws of Registrant – Filed as an Exhibit to Post-Effective Amendment No. 30 to the Registrant’s Form N-1A Registration Statement on June 4, 1996 and incorporated herein by reference.

3.	Not Applicable.

4.	Agreement and Plan of Reorganization between Voya Global Natural Resources Fund, a series of Registrant, and Voya Global Value Advantage Fund, a series of Registrant – Attached as Appendix A to the Proxy Statement/Prospectus.

5.	N/A

6.	(a) Investment Management Agreement between Voya Mutual Funds and Voya Investments, LLC effective November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

        (i)     Reduction letter dated March 1, 2015 (Voya Multi-Manager International Equity Fund) with respect to the Investment Management Agreement between Voya Mutual Funds and Voya Investments, LLC for the period from March 1, 2015 through March 1, 2016 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

        (ii)     Waiver Letter dated March 1, 2015 regarding the investment management fee for Class P shares of Voya Global Bond Fund for the period from March 1, 2015 through March 1, 2016 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

        (iii)     Reduction letter dated March 1, 2015 (Voya Multi-Manager International Small Cap Fund) with respect to the Investment Management Agreement between Voya Mutual Funds and Voya Investments, LLC for the

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period from March 1, 2015 through March 1, 2016 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

        (iv)     Reduction letter dated March 2, 2015 (ING Voya Multi-Manager International Small Cap Fund) with respect to the Investment Management Agreement between Voya Mutual Funds and Voya Investments, LLC dated November 18, 2014 for the period from March 2, 2015 through March 1, 2017 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

(b)    Sub-Advisory Agreement between Voya Investments, LLC and Voya Investment Management Co. LLC dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

(c)     Sub-Advisory Agreement between Voya Investments, LLC and ING Investment Management Advisors B.V. dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

(d)    Sub-Advisory Agreement between Voya Investments, LLC and CBRE Clarion Securities LLC (Voya International Real Estate Fund) dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

(e)    Sub-Advisory Agreement between Voya Investments, LLC and CBRE Clarion Securities LLC (Voya Global Real Estate Fund) dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

(f)     Form of Sub-Advisory Agreement between Voya Investments, LLC and Acadian Asset Management LLC dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

(g)     Form of Sub-Advisory Agreement between Voya Investments, LLC and Baillie Gifford Overseas Limited dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

(h)    Form of Sub-Advisory Agreement between Voya Investments, LLC and T. Rowe Price Associates, Inc. dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

(i)     Sub-Sub-Advisory Agreement between T. Rowe Price Associates, Inc. and T. Rowe Price International Ltd (Voya Multi-Manager Emerging Markets Equity Fund, formerly ING International Growth Fund) dated May 13, 2013 – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

(j)     Sub-Sub-Advisory Agreement between T. Rowe Price Associates, Inc. and T. Rowe Price Singapore Private Ltd. (ING International Growth Fund) dated August 2011 – Filed as an exhibit to Post-Effective Amendment No. 152 to the Registrant’s Form N-1A Registration Statement on September 30, 2011 and incorporated herein by reference.

(k)     Form of Sub-Advisory Agreement between Voya Investments, LLC and Wellington Management Company, LLP dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

(l)     Form of Sub-Advisory Agreement between Voya Investments, LLC and Delaware Investments Fund Advisers dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

(m)   Form of Sub-Advisory Agreement between Voya Investments, LLC and J.P. Morgan Investment Management Inc. dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

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(n)    Form of Sub-Advisory Agreement between Voya Investments, LLC and Lazard Asset Management LLC dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

(o)    Form of Sub-Advisory Agreement between Voya Investments, LLC and Victory Capital Management Inc. dated March 2, 2015 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

(p)    Expense Limitation Agreement between Voya Investments, LLC and Voya Mutual Funds (Voya Global Equity Dividend Fund) effective November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

        (i)     Amended Schedule A effective March 1, 2015 to the Expense Limitation Agreement between Voya Investments, LLC and Voya Mutual Funds effective November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

        (ii)     Form of Waiver Letter dated March 1, 2015, between Voya Investments, LLC and Voya Mutual Funds (Voya Global Equity Dividend Fund), for the period from March 1, 2015 through March 1, 2016 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

(q)    Expense Limitation Agreement between Voya Investments, LLC and Voya Mutual Funds, effective November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

        (i)     Amended Schedule A dated March 2, 2015 to the Expense Limitation Agreement between Voya Investments, LLC and Voya Mutual Funds, effective November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

        (ii)     Side Letter Agreement dated March 1, 2015 to the Expense Limitation Agreement between Voya Investments, LLC and Voya Mutual Funds (Voya Global Natural Resources Fund) effective November 18, 2014 for the period from March 1, 2015 through March 1, 2017 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

        (iii)     Side Letter Agreement dated March 1, 2015 to the Expense Limitation Agreement between Voya Investments, LLC and Voya Mutual Funds (Voya Diversified International Fund), effective November 18, 2014 for the period from March 1, 2015 through March 1, 2016 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

        (iv)     Side Letter Agreement dated March 1, 2015 to the Expense Limitation Agreement between Voya Investments, LLC and Voya Mutual Funds (Voya Multi-Manager Emerging Markets Equity Fund), effective November 18, 2014 for the period from March 1, 2015 through March 1, 2016 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

        (v)     Side Letter Agreement dated March 1, 2015 to the Expense Limitation Agreement between Voya Investments, LLC and Voya Mutual Funds (Voya Multi-Manager International Small Cap Fund), effective November 18, 2014 for the period from March 1, 2015 through March 1, 2016 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

        (vi)     Side Letter Agreement dated March 2, 2015 to the Expense Limitation Agreement between Voya Investments, LLC and Voya Mutual Funds (Voya Multi-Manager International Small Cap Fund), effective November 18, 2014 for the period from March 2, 2015 through March 1, 2017 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

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        (vii)     Side Letter Agreement dated January 1, 2015 to the Expense Limitation Agreement between Voya Investments, LLC and Voya Mutual Funds (Voya Russia Fund), effective November 18, 2014 for the period from January 1, 2015 through March 1, 2016 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

(r)     Expense Limitation Agreement between Voya Investments, LLC, Voya Mutual Funds and CBRE Clarion Securities LLC effective May 13, 2013 (ING International Real Estate Fund) – Filed as an Exhibit to Post-Effective Amendment No. 184 to the Registrant’s Form N-1A Registration Statement on February 26, 2014 and incorporated herein by reference.

        (i)     Side Letter Agreement dated December 31, 2013 to the Expense Limitation Agreement between Voya Investments, LLC, Voya Mutual Funds and CBRE Clarion Securities LLC, effective May 13, 2013 (ING International Real Estate Fund) – Filed as an Exhibit to Post-Effective Amendment No. 186 to the Registrant’s Form N-1A Registration Statement on July 14, 2014 and incorporated herein by reference.

(s)    Form of Expense Limitation Agreement between Voya Investments, LLC, Voya Mutual Funds and CBRE Clarion Securities LLC effective November 18, 2014 (Voya International Real Estate Fund) – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

        (i)     Form of Side Letter Agreement dated March 1, 2015 to the Expense Limitation Agreement between Voya Investments, LLC, Voya Mutual Funds and CBRE Clarion Securities LLC, effective November 18, 2014 (Voya International Real Estate Fund) – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

(t)     Expense Limitation Agreement between Voya Investments Distributor, LLC (formerly, ING Investments Distributor, LLC), Voya Investments, LLC, and Voya Mutual Funds (ING International Value Equity Fund) effective July 30, 2013 – Filed as an Exhibit to Post-Effective Amendment No. 184 to the Registrant’s Form N-1A Registration Statement on February 26, 2014 and incorporated herein by reference.

        (i)     Amended Schedule A effective March 1, 2015 to the Expense Limitation Agreement between Voya Investments Distributor, LLC, and Voya Mutual Funds, effective July 30, 2013 (Voya Global Value Advantage Fund) – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

7.	Underwriting Agreement between Voya Mutual Funds and Voya Investments Distributor, LLC dated November 18, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

8.	N/A

9.	(a) Custody Agreement with The Bank of New York Mellon dated January 6, 2003 - Filed as an Exhibit to Post-Effective Amendment No. 101 to the Registrant's Form N-1A Registration Statement on February 13, 2004 and incorporated herein by reference.

        (i)     Amended Exhibit A dated February 9, 2015 to the Custody Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

(b)    Foreign Custody Manager Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 99 to the Registrant’s Form N-1A Registration Statement on August 29, 2003 and incorporated herein by reference.

        (i)     Amended Exhibit A dated February 9, 2015 to the Foreign Custody Manager Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

        (ii)     Amended Schedule 2 dated June 4, 2008 to the Foreign Custody Manager Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 135 to the Registrant’s Form N-1A Registration Statement on May 29, 2009 and incorporated herein by reference.

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(c)    Securities Lending Agreement and Guaranty with The Bank of New York Mellon dated August 7, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 111 to the Registrant’s Form N-1A Registration Statement on February 13, 2004 and incorporated herein by reference.

        (i)     Amended Exhibit A dated May 23, 2014 to the Securities Lending Agreement and Guaranty with The Bank of New York Mellon dated August 7, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 186 to the Registrant’s Form N-1A Registration Statement on July 14, 2014 and incorporated herein by reference.

        (ii)     Form of Amended Exhibit A dated February 9, 2015 to the Securities Lending Agreement and Guaranty with The Band of New York Mellon dated August 7, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

10.	(a) Third Amended and Restated Service and Distribution Plan (Class A shares) dated September 12, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

(b)    Third Amended and Restated Service and Distribution Plan (Class B shares) dated September 12, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

(c)    Third Amended and Restated Service and Distribution Plan (Class C shares) dated September 12, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

(d)    Second Amended and Restated Service and Distribution Plan (Class A shares for Voya Global Natural Resources Fund and Voya Russia Fund) dated September 12, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

(e)    Second Amended and Restated Shareholder Servicing Plan (Class A, Class B, and Class C shares for Voya Global Real Estate Fund) dated September 12, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

(f)     Second Amended and Restated Service and Distribution Plan (Class B shares for Voya Global Natural Resources Fund and Voya Russia Fund) dated September 12, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

        (i)     Amended Schedule A dated October 1, 2014 to the Second Amended and Restated Service and Distribution Plan (Class B shares for Voya Russia Fund) – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

(g)    Second Amended and Restated Distribution Plan (Class B shares for Voya Global Real Estate Fund) dated September 12, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

(h)    Second Amended and Restated Service and Distribution Plan (Class C shares for Voya Global Natural Resources Fund and Voya Russia Fund) dated September 12, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

        (i)     Amended Schedule A dated October 1, 2014 to the Second Amended and Restated Service and Distribution Plan (Class C shares for Voya Russia Fund) – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

(i)     Second Amended and Restated Distribution Plan (Class C shares for Voya Global Real Estate Fund) dated September 12, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

10

(j)     Second Amended and Restated Shareholder Services Plan (Class O shares) dated September 12, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

(k)     Second Amended and Restated Shareholder Service and Distribution Plan (Class R shares) dated September 12, 2014 – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

        (i)     Amended Schedule A dated October 1, 2014 to the Second Amended and Restated Shareholder Service and Distribution Plan (Class R shares) – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

(l)     Eighth Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3, effective November 29, 2012 – Filed as an Exhibit to Post-Effective Amendment No. 167 to the Registrant’s Form N-1A Registration Statement on November 30, 2012 and incorporated herein by reference.

        (i)     Amended Schedule A dated October 1, 2014 to the Eighth Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3, effective November 29, 2012 – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

        (ii)     Amended Schedule B dated October 1, 2014 to the Eighth Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3, effective November 29, 2012 – Filed as an Exhibit to Post-Effective Amendment No. 188 to Registrant’s Form N-1A Registration Statement on December 22, 2014, and incorporated herein by reference.

11.	Opinion and Consent of Counsel – Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement on January 26, 2015 and incorporated herein by reference.

12.	Opinion and Consent of Counsel Supporting Tax Matters and Consequences – Filed herein.

13.	(a) Administration Agreement between Voya Mutual Funds and Voya Funds Services, LLC dated January 1, 2015 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

          (i)     Waiver Letter dated March 1, 2015 to the Administration Agreement dated January 1, 2015 regarding the administrative fee for Class P shares of Voya Global Bond Fund for the period from March 1, 20915 through March 1, 2016 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

(b)     Transfer Agency Services Agreement between BNY Mellon Investment Servicing (US) Inc. (formerly, PNC Global Investment Servicing (U.S.) Inc.) and Voya Mutual Funds dated February 25, 2009 – Filed as an Exhibit to Post-Effective Amendment No. 135 to the Registrant’s Form N-1A Registration Statement on May 29, 2009 and incorporated herein by reference.

        (i)     Amended Exhibit A, effective February 9, 2015, to the Transfer Agency Services Agreement between BNY Mellon Investment Servicing (US) Inc. and Voya Mutual Funds dated February 25, 2009 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

        (ii)     Amendment, effective February 8, 2011, to the Transfer Agency Services Agreement between BNY Mellon Investment Servicing (US) Inc. and Voya Mutual Funds dated February 25, 2009 – Filed as an Exhibit to Post-Effective Amendment No. 149 to the Registrant’s Form N-1A Registration Statement on July 28, 2011 and incorporated herein by reference.

(c)     Fund Accounting Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 101 to the Registrant's Form N-1A Registration Statement on February 13, 2004 and incorporated herein by reference.

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          (i)     Amended Exhibit A dated February 9, 2015 to the Fund Accounting Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 189 to the Registrant’s Form N-1A Registration Statement on February 25, 2015 and incorporated herein by reference.

14.	Consent of Independent Registered Public Accounting Firm – Not applicable.

15.	Not applicable.

16.	Powers of Attorney – Filed as an Exhibit to the Registran’s Form N-14 Registration Statement on January 26, 2015 and incorporated herein by reference.

17.	Not applicable.

ITEM 17. UNDERTAKINGS

1.	The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act (17 CFR 230.145(c)), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

2.	The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

3.	The undersigned registrant undertakes to file a post-effective amendment to this registration statement upon the closing of the reorganization described in this registration statement that contains an opinion of counsel supporting the tax matters.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Registrant certifies that it meets all the requirements for effectiveness of this Registration Statement under Rule 462(d) under the 1933 Act and has duly caused this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scottsdale and State of Arizona on the 12th day of June, 2015.

VOYA MUTUAL FUNDS

By:	/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Todd Modic*	Senior Vice President and Chief/Principal Financial Officer	June 12, 2015

John V. Boyer*	Trustee	June 12, 2015

Patricia W. Chadwick*	Trustee	June 12, 2015

Albert E. DePrince, Jr.*	Trustee	June 12, 2015

Peter S. Drotch*	Trustee	June 12, 2015

Russell H. Jones*	Trustee	June 12, 2015

Patrick W. Kenny*	Trustee	June 12, 2015

Shaun P. Mathews*	Interested Trustee and President and Chief Executive Officer	June 12, 2015

Joseph E. Obermeyer	Trustee	June 12, 2015

Sheryl K. Pressler*	Trustee	June 12, 2015

Colleen D. Baldwin*	Trustee	June 12, 2015

Roger B. Vincent*	Trustee	June 12, 2015

*By:	/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
as Attorney-in-Fact**

**	Powers of Attorney for Todd Modic and each Trustee - Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement filed on January 26, 2015 and incorporated herein by reference.

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EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
(2)(b)	Amendment to Section 2.5 of Bylaws of Registrant
(6)(f)	Sub-Advisory Agreement between Voya Investments, LLC and Acadian Asset Management LLC dated November 18, 2014
(6)(g)	Sub-Advisory Agreement between Voya Investments, LLC and Baillie Gifford Overseas Limited dated November 18, 2014
(6)(h)	Sub-Advisory Agreement between Voya Investments, LLC and T. Rowe Price Associates, Inc. dated November 18, 2014
(6)(k)	Sub-Advisory Agreement between Voya Investments, LLC and Wellington Management Company, LLP dated November 18, 2014
(6)(l)	Sub-Advisory Agreement between Voya Investments, LLC and Delaware Investments Fund Advisers dated November 18, 2014
(6)(m)	Sub-Advisory Agreement between Voya Investments, LLC and J.P. Morgan Investment Management Inc. dated November 18, 2014
(6)(n)	Sub-Advisory Agreement between Voya Investments, LLC and Lazard Asset Management LLC dated November 18, 2014
(6)(o)	Sub-Advisory Agreement between Voya Investments, LLC and Victory Capital Management Inc. dated March 2, 2015
(6)(p)(ii)	Waiver Letter dated March 1, 2015, between Voya Investments, LLC and Voya Mutual Funds (Voya Global Equity Dividend Fund), for the period from March 1, 2015 through March 1, 2016
(6)(s)	Expense Limitation Agreement between Voya Investments, LLC, Voya Mutual Funds and CBRE Clarion Securities LLC effective November 18, 2014 (Voya International Real Estate Fund)
(6)(s)(i)	Side Letter Agreement dated March 1, 2015 to the Expense Limitation Agreement between Voya Investments, LLC, Voya Mutual Funds and CBRE Clarion Securities LLC, effective November 18, 2014 (Voya International Real Estate Fund)
(9)(ii)	Amended Exhibit A dated February 9, 2015 to the Securities Lending Agreement and Guaranty with The Band of New York Mellon dated August 7, 2003
(12)	Opinion and Consent of Counsel Supporting Tax Matters and Consequences

1